Exhibit 99.1

ICTV Brands, Inc. Reports Second Quarter 2016 Financial Results

Conference Call Begins Today at 4:30pm EDT

Wayne, PA — (Marketwired) – August 9, 2016 – ICTV Brands, Inc. (OTCQX: ICTV), (CSE: ITV), a digitally focused direct response marketing and international branding company focused on the health, wellness and beauty sector, today reported financial results for the quarter ended June 30, 2016.

Second Quarter 2016 Highlights:

●	Positive cash flows from operations of $307K, increasing cash from year end to $1.5MM

●	Increased Q2-16 revenue to $4.5MM from $3.7MM in Q1-16

●	Streamlined expense structure resulting in $332K in decreased G&A expenses from prior year quarter

●	Brick and Mortar retail sales of $156,000

●	Revenue from relaunch of Jidue campaign of $151,000

●	Incremental E-commerce sales including Bed Bath and Beyond, Walmart, JCPenney and Overstock of $116K

Management Commentary:

Richard Ransom, President, stated, “Our management team remains focused on executing our long term growth strategy of building a robust digital marketing platform to support our expanding global distribution channels. During the second quarter we saw progress on several key areas of this strategy, specifically expanding our footprint in programmatic display advertising, introducing a video component into our social media ads, all while supporting a growing number of listings on major retail ecommerce sites for companies such as Bed, Bath, and Beyond, Walmart, and JC Penny. The results of this progress are shown in growing our revenue base from the first quarter, while managing the business to maintain a positive cash flow from operations and increasing our cash balance from year end. The next steps for ICTV are to build upon our success with the retailers on their ecommerce platform and move our products into their stores. I am confident that ICTV’s growth trajectory is built on a solid foundation and will continue for the foreseeable future.”

Reported Financial Results:

Second Quarter 2016 Compared to Second Quarter 2015:

Revenues for the three months ended June 30, 2016 were $4.5 million, compared to $7.3 million in the prior year quarter, and $3.7 million in the first quarter of 2016. The year over year decline is attributable to lower media related expenditures and the Company’s shift to a higher concentration of digital marketing. The Company increased its net sales from the first quarter of 2016 as it was able to broaden its media footprint with its push into additional e-commerce and retail outlets in the upcoming months. Total selling and marketing expenses decreased to $2.7 million from $3.2 million in the prior year quarter. Significant quarterly decreases include media expense decreases of $342,000, answering and customer service decreases of $251,000, and merchant fee decreases of $70,000. Total general and administrative expenses decreased to $1.1 million from $1.4 million in the prior year quarter, as a result of bad debt expense decreases of $137,000, travel expenditure decreases of $40,000, payroll and employee benefit expense decreases of $41,000, consulting expense reductions of $23,000, and share based compensation decreases of $85,000. Net loss was ($601,000), compared to net income of $287,000 in the prior year quarter. Earnings per share (EPS) was ($0.02), as compared to $0.01 in the comparable prior year quarter. Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) was a loss of ($440,000) compared to EBITDA of $455,000 in the prior year quarter.

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

Revenues for the six months ended June 30, 2016 were $8.3 million, decreasing from $16.1 million in the prior year period as a result of a decrease in media related expenditures. Total selling and marketing expenses decreased to $4.4 million from $8.0 million, decreasing as result of media expense decreases of $2.7 million, answering and customer service decreases of $764,000, and merchant fee decreases of $183,000. Total general and administrative expenses decreased to $2.0 million from $3.1 million in the prior year quarter, as a result of bad debt expense decreases of $529,000, travel expenditure decreases of $135,000, payroll and employee benefit expense decreases of $117,000, consulting expense reductions of $73,000, and share based compensation decreases of $125,000. Net loss was ($690,000), compared to net income of $16,000. EPS was ($0.02), as compared to $0.00, and Adjusted EBITDA was a loss of ($329,000) compared to EBITDA of $349,000.

Balance Sheet as of June 30, 2016

At June 30, 2016, we had $1.5 million in cash and cash equivalents compared to $1.3 million at December 31, 2015, and had positive cash flow from operating activities of $306,000 for the six months ended June 30, 2016, compared to net cash used by operating activities of $892,000 in for the prior year period. Based on our current rate of cash outflows and cash on hand, management believes that its current cash will be sufficient to meet its anticipated cash needs for working capital for the foreseeable future.

Conference Call

ICTV will hold a conference call to discuss the Company’s second quarter 2016 results and answer questions today, August 9, 2016, beginning at 4:30pm EDT. The call will be open to the public and will have a corporate update presented by ICTV’s Chairman and Chief Executive Officer, Kelvin Claney, President, Richard Ransom and Chief Financial Officer, Ryan LeBon, followed by a question and answer period. The live conference call can be accessed by dialing (877) 876-9177 or (785) 424-1666. Participants should ask for the ICTV Brands Earnings Conference Call. Participants are recommended to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through August 23, 2016. To listen to the replay, dial (800) 839-3115 (domestic) or (402) 220-7235 (international). The conference call transcript will be posted to the Company’s corporate website (http://www.ictvbrands.com) for those who are unable to attend the live call.

ICTV Brands, Inc.

ICTV Brands, Inc. sells various health, wellness and beauty products through a multi-channel distribution strategy. ICTV utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell products through direct response television (DRTV), Internet/digital, e-commerce, live television shopping and retail. Its products are primarily sold in the U.S. and available in over 60 countries. Its products include DermaWand, a skin care device that reduces the appearance of fine lines and wrinkles, and helps improves skin tone and texture; DermaVital, a professional quality skin care range that effects superior hydration; Jidue, a facial massager which helps alleviate stress; Derma Brilliance, a cosmetic skin resurfacing system; and CoralActives, a line of acne treatment and skin cleansing products. ICTV Brands, Inc. was founded in 1998 and headquartered in Wayne, Pennsylvania.

Non-GAAP Financial Information

Adjusted EBITDA is defined as income from continuing operations before depreciation, amortization, interest expense, interest income, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income, net income, cash flow or other measures of financial performance reported in accordance with generally accepted accounting principles. Rather, Adjusted EBITDA is an important measure used by management to assess the operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

Forward-Looking Statements

Forward-Looking Statements. This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, including but not limited to the discussion under “Risk Factors” therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

ICTV BRANDS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,490,935	$1,334,302
Accounts receivable, net of allowances for returns and doubtful accounts of $139,603 and $118,563, respectively	375,907	301,726
Inventories, net	1,548,921	2,205,726
Prepaid expenses and other current assets	278,431	417,057
Total current assets	3,694,194	4,258,811

Furniture and equipment	72,008	72,008
Less accumulated depreciation	(54,236)	(50,492)
Furniture and equipment, net	17,772	21,516

Other assets – long-term, net of accumulated amortization of $145,475	1,018,340	-

Total assets	$4,730,306	$4,280,327

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,426,066	$1,516,250
Severance payable – short-term	-	45,995
Deferred revenue – short-term	562,056	444,066
Other liabilities – short-term	286,539	-
Total current liabilities	2,274,661	2,006,311

Deferred revenue – long-term	337,666	405,746
Other liabilities – long-term	735,474	-
Total long-term liabilities	1,073,140	405,746

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized 28,202,739 and 28,027,012 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	17,992	17,816
Additional paid-in-capital	11,334,498	11,130,588
Accumulated deficit	(9,969,985)	(9,280,134)

Total shareholders’ equity	1,382,505	1,868,270

Total liabilities and shareholders’ equity	$4,730,306	$4,280,327

See accompanying notes to condensed consolidated financial statements as filed on www.sec.gov.

ICTV BRANDS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

NET SALES	$4,544,092	$7,260,016	$8,267,736	$16,123,932

COST OF SALES	1,343,069	2,359,966	2,539,765	5,013,098

GROSS PROFIT	3,201,023	4,900,050	5,727,971	11,110,834

OPERATING EXPENSES:
General and administrative	1,081,419	1,413,117	2,040,737	3,070,310
Selling and marketing	2,717,321	3,200,416	4,369,848	8,024,276
Total operating expenses	3,798,740	4,613,533	6,410,585	11,094,586

OPERATING INCOME (LOSS)	(597,717)	286,517	(682,614)	16,248

INTEREST (EXPENSE) INCOME, NET	(3,455)	113	(7,237)	197

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAX	(601,172)	286,630	(689,851)	16,445

PROVISION FOR INCOME TAXES	-	-	-	-

NET INCOME (LOSS)	$(601,172)	$286,630	$(689,851)	$16,445

NET INCOME (LOSS) PER SHARE
BASIC	$(0.02)	$0.01	$(0.02)	$0.00
DILUTED	$(0.02)	$0.01	$(0.02)	$0.00

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
BASIC	28,202,739	24,340,451	28,175,406	24,130,481
DILUTED	28,202,739	26,561,329	28,175,406	26,370,421

See accompanying notes to condensed consolidated financial statements as filed on www.sec.gov.

ICTV BRANDS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(Unaudited)

	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(689,851)	$16,445
Adjustments to reconcile net (loss) income to net cash and cash equivalents provided by (used in) operating activities:
Depreciation	3,744	4,153
Bad debt expense	442,193	970,136
Share based compensation	204,086	328,724
Non cash interest expense	8,198	-
Amortization of other asset	145,475	-
Change in assets and liabilities
Accounts receivable	(516,374)	(836,549)
Inventories	656,805	(214,004)
Prepaid expenses and other current assets	138,626	(36,911)
Accounts payable and accrued liabilities	(90,184)	(903,073)
Severance payable	(45,995)	(20,400)
Deferred revenue	49,910	(200,520)
Net cash provided by (used in) operating activities	306,633	(891,999)

CASH FLOWS FROM FINANCING ACTIVITIES:
Paydown of DermaWand asset purchase agreement	(150,000)	-
Proceeds from exercise of options	-	91,640
Proceeds from exercise of warrants	-	112,500
Release of collateral on line of credit	-	500,000
Net cash (used in) provided by financing activities	(150,000)	704,140

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	156,633	(187,859)

CASH AND CASH EQUIVALENTS, beginning of the period	1,334,302	1,144,983

CASH AND CASH EQUIVALENTS, end of the period	$1,490,935	$957,124

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes paid	$-	$50
Interest paid	-	-

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY:
DermaWand Asset Purchase Agreement	$1,200,000	$-

See accompanying notes to condensed consolidated financial statements as filed on www.sec.gov.